As filed with the Securities and Exchange Commission on March 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OSCAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1315570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Varick Street, 5th Floor

New York, New York 10013

(646) 403-3677

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

OSCAR HEALTH, INC. AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

OSCAR HEALTH, INC. 2021 INCENTIVE AWARD PLAN

OSCAR HEALTH, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Bruce L. Gottlieb, Esq.

Special Counsel

Oscar Health, Inc.

75 Varick Street, 5th Floor

New York, New York 10013

(646) 403-3677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith L. Halverstam, Esq.

Peter N. Handrinos, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated 2012 Stock Incentive Plan (Class A common stock, par value $0.00001 per share)	34,163,381 (2)	$9.37 (6)	$320,110,879.97	$34,924.10
Amended and Restated 2012 Stock Incentive Plan (Class B common stock, par value $0.00001 per share)	6,534,129 (3)	$7.81 (7)	$51,031,547.49	$5,567.55
2021 Incentive Award Plan (Class A common stock, par value $0.00001 per share)	22,060,987 (4)	$39.00 (8)	$860,378,493.00	$93,867.30
2021 Incentive Award Plan (Class B common stock, par value $0.00001 per share)	22,060,987 (4)	$39.00 (8)	$860,378,493.00	$93,867.30
2021 Employee Stock Purchase Plan (Class A common stock, par value $0.00001 per share)	4,098,686 (5)	$39.00 (8)	$159,848,754.00	$17,439.50
TOTAL	88,918,170	—	$2,251,748,167.46	$245,665.75

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), of Oscar Health, Inc. (the “Company”) that become issuable under the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”), 2021 Incentive Award Plan (the “2021 Plan”) and the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (ii) any additional shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”), of the Company, in any case, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Represents 34,163,381 shares of Class A Common Stock issuable upon the exercise of outstanding options under the 2012 Plan as of March 3, 2021. To the extent outstanding awards under the 2012 Plan (i) expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 4 below.

(3)

Represents 6,534,129 shares of Class B Common Stock issuable upon the exercise of outstanding options under the 2012 Plan as of March 3, 2021. To the extent outstanding awards under the 2012 Plan (i) expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class B Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 4 below.

(4)

Represents 22,060,987 shares reserved for future issuance under the 2021 Plan, which number consists of (a) 20,493,431 shares initially available for issuance under the 2021 Plan, and (b) an additional 1,567,556 shares previously reserved but unissued under the 2012 Plan on the effective date of the 2021 Plan that are now available for issuance under the 2021 Plan. To the extent (i) outstanding awards under the 2012 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) shares subject to outstanding 2012 Plan awards are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 2 above. The shares authorized for issuance under the 2021 Plan can be either in the form of Class A Common Stock or Class B Common Stock (that is convertible to Class A Common Stock on a one-for-one basis), as determined by the Company. As a result, we have registered the maximum number of shares of Class A Common Stock and the maximum number of Class B Common Stock that could be issued.

(5)	Represents 4,098,686 shares of Class A Common Stock reserved for issuance under the 2021 ESPP.
(6)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $9.37 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2012 Plan.

(7)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.81 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2012 Plan.

(8)

Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Class A Common Stock ($39.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed or will be filed by Oscar Health, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s prospectus dated March 2, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-252809), and all amendments to such registration statement;

(b)

the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 3, 2021 (File No. 001-40154), together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

See the description of the Company’s Class A Common Stock and Class B Common Stock contained in the Registration Statement on Form S-1, as amended (File No. 333-252809) and all amendments to such registration statement.

Item 5. Interests of Named Experts and Counsel.

Certain attorneys and investment funds affiliated with Latham & Watkins LLP own an aggregate of less than 1% of the Company’s Class A common stock.

Item 6. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, to the fullest extent permitted by applicable law as it may be amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees) (and, with respect to actions other than actions brought by or in the right of the corporation, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s amended and restated bylaws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person, or a Covered Person, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the amended and restated bylaws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

The Company has entered into separate indemnification agreements with each of its directors and executive officers and certain other employees. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement the Company enters into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, its directors, its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference			Filed Herewith
	Exhibit Description	Form	Date	Number

4.1	Form of Amended and Restated Certificate of Incorporation of Oscar Health, Inc.	S-1/A	03-02-2021	3.2

4.2	Form of Amended and Restated Bylaws of Oscar Health, Inc.	S-1/A	03-02-2021	3.4

4.3	Specimen Class A Common Stock Certificate of Oscar Health, Inc.	S-1/A	03-02-2021	4.1

4.4	Specimen Class B Common Stock Certificate of Oscar Health, Inc.				X

5.1	Opinion of Latham & Watkins LLP				X

23.1	Consent of Grant Thornton LLP				X

23.2	Consent of PricewaterhouseCoopers LLP				X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney.				X

99.1	Oscar Health, Inc. Amended and Restated 2012 Stock Incentive Plan	S-1/A	03-02-2021	10.5

99.1.1	Form of Stock Option Award Agreement (Early Exercise) under 2012 Stock Incentive Plan.	S-1/A	03-02-2021	10.6

99.1.2	Form of Stock Option Award Agreement (Installment Exercise) under 2012 Stock Incentive Plan.	S-1/A	03-02-2021	10.7

99.1.3	Stock Option Award Agreement under 2012 Stock Incentive Plan, by and between Oscar Health, Inc. and Mario Schlosser.	S-1/A	03-02-2021	10.8

99.1.4	Stock Option Award Agreement under 2012 Stock Incentive Plan, by and between Oscar Health, Inc. and Meghan Joyce.	S-1/A	03-02-2021	10.9

99.1.5	Form of Restricted Stock Unit Award Agreement under 2012 Stock Incentive Plan.	S-1/A	03-02-2021	10.10

99.2	Oscar Health, Inc. 2021 Incentive Award Plan	S-1/A	03-02-2021	10.11

99.2.1	Form of Stock Option Award Agreement under 2021 Incentive Award Plan	S-1/A	03-02-2021	10.12

99.2.2	Form of Restricted Stock Unit Agreement under 2021 Incentive Award Plan	S-1/A	03-02-2021	10.13

99.2.3	Form of Performance Restricted Stock Unit Award Agreement under 2021 Incentive Award Plan	S-1/A	03-02-2021	10.14

99.3	Oscar Health, Inc. 2021 Employee Stock Purchase Plan	S-1/A	03-02-2021	10.15

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 3rd day of March, 2021.

OSCAR HEALTH, INC.

By	/s/ Mario Schlosser
Mario Schlosser
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Oscar Health, Inc., hereby severally constitute and appoint Mario Schlosser and Siddhartha Sankaran, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Mario Schlosser Mario Schlosser	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2021

/s/ Siddhartha Sankaran Siddhartha Sankaran	Chief Financial Officer and Director (Principal Financial Officer)	March 3, 2021

/s/ Ari Fischel Ari Fischel	Vice President, Finance and Accounting (Principal Accounting Officer)	March 3, 2021

/s/ Jeffery H. Boyd Jeffery H. Boyd	Director	March 3, 2021

/s/ Joel Cutler Joel Cutler	Director	March 3, 2021

/s/ Joshua Kushner Joshua Kushner	Director	March 3, 2021

/s/ Teri List Teri List	Director	March 3, 2021

/s/ Charles E. Phillips, Jr. Charles E. Phillips, Jr.	Director	March 3, 2021

/s/ David Plouffe David Plouffe	Director	March 3, 2021

/s/ Elbert O. Robinson, Jr. Elbert O. Robinson, Jr.	Director	March 3, 2021

/s/ Vanessa A. Wittman Vanessa A. Wittman	Director	March 3, 2021